Exhibit F-1(b)


          [LETTERHEAD OF WISE CARTER CHILD & CARAWAY]






                        October 20, 1995










Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

     We are familiar with (A) the application-declaration on Form U-1 (File No. 70-8511), as amended ("Application-Declaration") filed by System Energy Resources, Inc. ("Company") and the other companies named therein with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of
1935, as amended, contemplating, among other things, the issuance and sale of one or more series of the Company's debentures, (B) the Commission's orders dated May 9, 1995, and August 18, 1995, granting and permitting to become effective the Application-Declaration with respect to the foregoing matters ("Orders"), and
(C) the subsequent issuance and sale by the Company on October 11, 1995, of $30,000,000 in aggregate principal amount of its 7.38% Debentures due October 1, 2000 ("Debentures"). In connection therewith, we advise as follows:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Arkansas.

          (2) The issuance and sale of the Debentures have been consummated in accordance with the Application-
          Declaration and the Orders.

          (3) All state laws that relate or are applicable to the issuance and sale of the Debentures (other than so-called "blue-sky" or similar laws, upon which we do not pass herein) have been complied with.

          (4) The Debentures are valid and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency or other laws affecting enforcement of creditors' rights.

          (5) The consummation of the issuance and sale of the Debentures has not violated the legal rights of the holders of any securities issued by the Company.

     In giving this opinion, we have relied, as to all matters governed by the laws of the State of New York, upon an opinion of even date herein of Reid & Priest LLP of New York, New York, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

     We hereby consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                              Very truly yours,

                              WISE CARTER CHILD & CARAWAY
                              Professional Association



                              BY:   /s/ Betty Toon Collins
                                 Betty Toon Collins